Exhibit 6.3

AtomBeam Technologies Inc.

2021 STOCK INCENTIVE PLAN

EFFECTIVE AS OF DECEMBER 20, 2021

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AtomBeam Technologies Inc.
2021 STOCK INCENTIVE PLAN

EFFECTIVE AS OF december 20, 2021

SECTION 1 INTRODUCTION.

The Company’s Board adopted the AtomBeam Technologies Inc. 2021 Stock Incentive Plan effective as of the Adoption Date.

The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by offering Key Employees an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, and to encourage such Key Employees to continue to provide services to the Company and/or a Parent, Subsidiary or Affiliate, and to attract new individuals with outstanding qualifications.

The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Stock Units.

Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any related Award Agreement.

SECTION 2 DEFINITIONS.

If a Participant’s employment agreement or Award Agreement (or other written agreement executed by and between Participant and the Company) expressly includes defined terms that expressly are different from and/or conflict with the defined terms contained in this Plan, then the defined terms contained in the employment agreement or Award Agreement (or other written agreement executed by and between Participant and the Company) shall govern and shall supersede the definitions provided in this Plan.

(a)            “Acquisition” means a Change in Control.

(b)            “Adoption Date” means December 20, 2021.

(c)            “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(d)            “Award” means any award of a Restricted Stock Unit under the Plan.

(e)            “Award Agreement” means a Restricted Stock Unit Grant Agreement.

(f)            “Board” means the Board of Directors of the Company, as constituted from time to time.

(g)            “Cause” means, with respect to a Participant, the occurrence of any of the following: (i) a conviction of a Participant for a felony crime or the failure of a Participant to contest prosecution for a felony crime, or (ii) a Participant’s misconduct, fraud, disloyalty or dishonesty (as such terms may be defined by the Committee in its sole discretion), or (iii) any unauthorized use or disclosure of confidential information or trade secrets by a Participant, or (iv) a Participant’s negligence, malfeasance, breach of fiduciary duties, neglect of duties, or (v) any material violation by a Participant of a written Company or Subsidiary or Affiliate policy or any material breach by a Participant of a written agreement with the Company or Subsidiary or Affiliate, or (vi) any other act or omission by a Participant that, in the opinion of the Committee, could reasonably be expected to adversely affect the Company’s or a Subsidiary’s or an Affiliate’s business, financial condition, prospects and/or reputation. In each of the foregoing subclauses (i) through (vi), whether or not a “Cause” event has occurred will be determined by the Committee in its sole discretion or, in the case of Participants who are directors or Officers or Section 16 Persons, the Board, each of whose determination shall be final, conclusive and binding. A Participant’s Service shall be deemed to have terminated for Cause if, after the Participant’s Service has terminated, facts and circumstances are discovered that would have justified a termination for Cause, including, without limitation, violation of material Company policies or breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant.

(h)            “Change in Control” means the occurrence of any of the following:

(i)            The consummation of an acquisition, a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such acquisition, merger, consolidation or other reorganization is owned by persons who in the aggregate owned less than 20% of the Company’s combined voting power represented by the Company’s outstanding securities immediately prior to such acquisition, merger, consolidation or other reorganization;

(ii)           A sale of more than fifty percent (50%) of the outstanding shares of each class of capital stock of the Company to a person, entity or group other than a person, entity or group affiliated with the Company; or

(iii)          The sale, transfer or other disposition of all or substantially all of the Company’s assets to a person, entity or group other than a person, entity or group affiliated with the Company.

A transaction shall not constitute a Change in Control if: (i) its principal purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions; or (ii) it is an equity financing primarily for capital raising purposes. In addition, an IPO shall not constitute a Change in Control. If the timing of payments provided under an Award Agreement is based on or triggered by a Change in Control then, to extent necessary to avoid violating Code Section 409A, a Change in Control must also constitute a Change in Control Event.

(i)            “Change in Control Event” means a change  in the ownership or effective control  of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning provided to such terms under Code Section 409A.

(j)            “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations issued thereunder.

(k)            “Code Section 409A” means Section 409A, as amended, and the regulations, interpretations and other guidance issued thereunder.

(l)            “Committee” means a committee consisting of members of the Board that is appointed by the Board to administer the Plan. If no Committee has been appointed, the full Board shall constitute the Committee.

(m)            “Common Stock” means the Company’s common stock and any other securities or property into which such shares are changed, for which such shares are exchanged or which may be issued in respect thereof.

(n)            “Company” means AtomBeam Technologies Inc., a Delaware corporation.

(o)            “Consultant” means an individual (or entity) which performs bona fide services, other than raising (or assisting in raising) capital, to the Company, a Parent, a Subsidiary or an Affiliate other than as an Employee or Non-Employee Director.

(p)            “Disability” means that the Participant, by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, (i) is classified as disabled and receiving income replacement benefits under a long-term disability policy of the Company for a period of not less than three months or (ii) if no such policy applies, the Participant is unable to engage in any substantial gainful activity .. The Disability of a Key Employee shall be determined solely by the Committee on the basis of such medical evidence as the Committee deems warranted under the circumstances.

(q)            “Employee” means any individual who is an employee (whether by contract, common law or otherwise) of the Company, or of a Parent, or of a Subsidiary or of an Affiliate.

(r)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)            “Fair Market Value” means the market price of a Share, determined by the Committee as follows:

(i)            If the Shares were traded on a stock exchange (such as, without limitation, the New York Stock Exchange, NYSE Amex, the NASDAQ Global Market or NASDAQ Capital Market) at the time of determination, then the Fair Market Value shall be equal to the regular session closing price for such stock as reported by such exchange (or the exchange or market with the greatest volume of trading in the Shares) on the date of determination, or if there were no sales on such date, on the last date preceding such date on which a closing price was reported;

(ii)           If the Shares were traded on the OTC Bulletin Board at the time of determination, then the Fair Market Value shall be equal to the last-sale price reported by the OTC Bulletin Board for such date, or if there were no sales on such date, on the last date preceding such date on which a sale was reported; and

(iii)          If neither of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith using a reasonable application of a reasonable valuation method as the Committee deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported by the applicable exchange or the OTC Bulletin Board, as applicable, or a nationally recognized publisher of stock prices or quotations (including an electronic on-line publication). Such determination shall be conclusive and binding on all persons.

(t)            “IPO” means an initial public offering by the Company of its equity securities pursuant to an effective registration statement filed with the SEC.

(u)            “Key Employee” means an Employee, Non-Employee Director or Consultant who has been selected by the Committee to receive an Award under the Plan.

(v)            “Non-Employee Director” means a member of the Board who is not an Employee.

(w)            “Officer” means an individual who is an officer of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

(x)            “Parent” means any corporation or other entity (other than the Company) in an unbroken chain of corporations and/or other entities ending with the Company, if each of the entities, other than the Company, owns stock (or other equity interests, as applicable) possessing fifty percent (50%) or more of the total combined voting power of all classes of stock (or other equity interests, as applicable) in one of the other corporations or other entities, as applicable, in such chain. A corporation or other entity that attains the status of a Parent on a date after the Adoption Date shall be considered a Parent commencing as of such date.

(y)            “Participant” means an individual or estate or other entity that holds an Award.

(z)            “Plan” means this AtomBeam Technologies Inc. 2021 Stock Incentive Plan as it may be amended from time to time, which may also be referenced from time to time as the “AtomBeam Technologies Inc. 2021 Equity Incentive Plan”.

(aa)          “Restricted Stock Unit” means restricted stock units awarded under the Plan as provided in Section 6.

(bb)          “Restricted Stock Unit Grant Agreement” means the agreement described in Section 6 evidencing each Award of a Restricted Stock Unit.

(cc)          “SEC” means the Securities and Exchange Commission.

(dd)          “Section 16 Persons” means those Officers or directors or Non-Employee Directors or other persons who are subject to Section 16 of the Exchange Act.

(ee)          “Section 280G Approval” means the separate approval by stockholders owning more than 75% of the voting power of all outstanding stock of the Company entitled to vote immediately before a Change in Control, which approval shall be obtained in compliance with the requirements of Section 280G(b)(5)(B) of the Code, as determined by the Committee in its sole discretion.

(ff)           “Securities Act” means the Securities Act of 1933, as amended.

(gg)         “Separation From Service” means a Participant’s separation from service with the Company within the meaning of Code Section 409A.

(hh)          “Service” means service as an Employee, Non-Employee Director or Consultant. Service will be deemed terminated as soon as the entity to which Service is being provided is no longer either (i) the Company, (ii) a Parent, (iii) a Subsidiary or (iv) an Affiliate. The Committee determines when Service commences and when Service terminates. The Committee may determine whether any Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in termination of Service for purposes of any affected Awards, and the Committee’s decision shall be final, conclusive and binding.

(ii)            “Share” means a share (or a unit, as applicable) of Common Stock.

(jj)            “Stockholders Agreement” means any applicable agreement between the Company’s stockholders and/or investors that provides certain rights and obligations for stockholders.

(kk)          “Subsidiary” means any corporation or other entity (other than the Company) in an unbroken chain of corporations and/or other entities beginning with the Company, if each of the entities, other than the last entity in the unbroken chain, owns stock (or other equity interests, as applicable) possessing fifty percent (50%) or more of the total combined voting power of all classes of stock (or other equity interests, as applicable) in one of the other corporations or other entities in such chain. A corporation or other entity that attains the status of a Subsidiary on a date after the Adoption Date shall be considered a Subsidiary commencing as of such date.

(ll)          “Termination Date” means the date on which a Participant’s Service terminates, as determined by the Committee. To the extent necessary to comply with Code Section 409A, to the extent applicable, a Participant’s Service shall not be deemed to have terminated unless and until such termination is also a Separation From Service.

SECTION 3 ADMINISTRATION.

(a)            Committee Composition. The Committee shall administer the Plan. The Board shall designate one of the members of the Committee as chairperson. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

Effective with the Shares being publicly traded or the Company being subject to the reporting requirements of the Exchange Act, with respect to Awards to Section 16 Persons, the Committee shall consist either (i) solely of two or more individuals each of whom satisfies the requirements of Rule 16b-3 (or its successor) under the Exchange Act or (ii) of the full Board. The Board may also appoint one or more separate committees of the Board, each composed of directors of the Company who need not qualify under Rule 16b-3, who may administer the Plan with respect to Key Employees who are not Section 16 Persons, may grant Awards under the Plan to such Key Employees and may determine all terms of such Awards. To the extent permitted by applicable law, the Board may also appoint a committee, composed of one or more officers of the Company, that may authorize Awards to Employees (who are not Section 16 Persons) within parameters specified by the Board and consistent with any limitations imposed by applicable law.

(b)            Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include without limitation:

(i)            selecting Key Employees who are to receive Awards under the Plan;

(ii)           determining the type, number, vesting requirements, performance conditions (if any) and their degree of satisfaction, and other features and conditions of such Awards and amending such Awards;

(iii)          correcting any defect, supplying any omission, or reconciling or clarifying any inconsistency in the Plan or any Award Agreement;

(iv)          accelerating the vesting, or extending the post-termination term, or waiving restrictions, of Awards at any time and under such terms and conditions as it deems appropriate;

(v)           interpreting the Plan and any Award Agreements;

(vi)          making all other decisions relating to the operation of the Plan; and

(vii)         granting Awards to Key Employees who are foreign nationals on such terms and conditions different from those specified in the Plan, which may be necessary or desirable to foster and promote achievement of the purposes of the Plan, and adopting such modifications, procedures, and/or subplans (with any such subplans attached as appendices to the Plan) and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, or to meet the requirements that permit the Plan to operate in a qualified or tax efficient manner, and/or comply with applicable foreign laws or regulations.

The Committee may adopt such rules or guidelines, as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final, conclusive and binding on all persons. The Committee’s decisions and determinations need not be uniform and may be made selectively among Participants in the Committee’s sole discretion. The Committee’s decisions and determinations will be afforded the maximum deference provided by applicable law.

(c)            Indemnification. To the maximum extent permitted by applicable law, each member of the Committee, or of the Board, or any persons (including without limitation Employees and Officers) who are delegated by the Board or the Committee to perform administrative functions in connection with the Plan, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act on behalf of the Company, a Parent, a Subsidiary or an Affiliate under the Plan or any Award Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

(d)            Awards to Non-Employee Directors. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards to Non-Employee Directors or administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority and responsibility granted to the Committee herein with respect to such Awards.

SECTION 4 GENERAL.

(a)            Eligibility. Only Employees, Non-Employee Directors and Consultants shall be eligible for designation as Key Employees by the Committee and eligible to participate in the Plan.

(b)            Restrictions on Shares. Any Shares issued pursuant to an Award shall be subject to such Company policies, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Any such policies, rights and restrictions shall apply in addition to any policies, rights and restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law. In no event shall the Company be required to issue fractional Shares under this Plan. To the extent permitted by applicable law, no consideration shall be provided as a result of any fractional Shares not being issued or authorized. To the extent fractional Shares are required by applicable law, the Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares.

(c)            Beneficiaries. A Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant’s death any vested Award(s) shall be transferred or distributed to the Participant’s estate.

(d)            Performance Conditions. The Committee may, in its sole discretion, include performance conditions in any Award.

(e)            Stockholder Rights. A Participant, or a transferee of a Participant, shall have no rights as a stockholder (including without limitation voting rights or dividend or distribution rights) with respect to any Common Stock covered by an Award until such person becomes entitled to receive such Common Stock, has satisfied any applicable withholding or tax obligations relating to the Award and the Common Stock has been issued to the Participant. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such Common Stock is issued, except as expressly provided in Section 7. The issuance of an Award and/or any Shares under any Award may be subject to and conditioned upon the Participant’s agreement to become a party to a Stockholders Agreement and be bound by its terms.

(f)            Buyout of Awards. The Committee may at any time offer to buy out, for a payment in cash or cash equivalents (including without limitation Shares issued at Fair Market Value that may or may not be issued under this Plan), an Award previously granted based upon such terms and conditions as the Committee shall establish.

(g)            Termination of Service. Unless the applicable Award Agreement or employment agreement provides otherwise (and, in such case, the Award Agreement or employment agreement shall govern as to the consequences of a termination of Service for such Award), if the Service of a Participant is terminated for any reason, then all unvested portions of Restricted Stock Units shall terminate and be forfeited immediately without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards).

(h)            Suspension or Termination of Awards. To the extent provided in an Award Agreement, if at any time the Committee (or the Board) reasonably believes that a Participant has committed an act of Cause (which includes a failure to act), the Committee (or Board) may suspend vesting of the Participant’s Restricted Stock Units pending a determination of whether there was in fact an act of Cause. To the extent provided in an Award Agreement, if the Committee (or the Board) determines a Participant has committed an act of Cause, the Participant’s outstanding Awards shall then terminate without consideration. Any determination by the Committee (or the Board) with respect to the foregoing shall be final, conclusive and binding on all interested parties.

(i)             Code Section 409A. Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted hereunder are intended to comply with, or be exempt from, the requirements of Code Section 409A, to the extent applicable, and shall be interpreted in a manner consistent with such intention. In the event that any provision of the Plan or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Code Section 409A, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements. Each payment to a Participant made pursuant to this Plan shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. In no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Code Section 409A. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if upon a Participant’s Separation From Service he/she is then a “specified employee” (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such Separation From Service under this Plan until the earlier of (i) the first business day of the seventh month following the Participant’s Separation From Service, or (ii) ten (10) days after the Company receives written confirmation of the Participant’s death. Any such delayed payments shall be made without interest. While it is intended that all payments and benefits provided under this Plan will be exempt from or comply with Code Section 409A, the Company makes no representation, warranty or covenant to ensure that the Awards and payments under this Plan are exempt from or compliant with Code Section 409A. The Company will have no liability to any Participant or any other party if a payment or benefit under this Plan or any Award is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. Each Participant further understands and agrees that each Participant will be entirely responsible for any and all taxes on any benefits payable to the Participant as a result of this Plan or any Award. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or for any damages for failing to comply with Code Section 409A.

(j)            Electronic Communications. Subject to compliance with applicable law and/or regulations, an Award Agreement or other documentation or notices relating to the Plan and/or Awards may be communicated to Participants by electronic media.

(k)            Unfunded Plan. Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets or Shares which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan. In no event shall interest be paid or accrued on any Award, including unpaid installments of Awards.

(l)            Liability of Company Plan. None of the Company, Parent, Subsidiary, Affiliate, or members of the Board or Committee (or any persons (including without limitation Employees and Officers) who are delegated by the Board or the Committee to perform administrative functions in connection with the Plan) shall be liable to a Participant or other persons as to: (i) the non-issuance or sale or delivery of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance, delivery and sale of any Shares hereunder; and (ii) any unexpected or adverse tax consequence or any tax consequence expected, but not realized, by any Participant or other person due to the grant, receipt, vesting or settlement of any Award granted under this Plan.

(m)            Reformation. In the event any provision of this Plan shall be held illegal or invalid for any reason, such provisions will be reformed by the Board if possible and to the extent needed in order to be held legal and valid. If it is not possible to reform the illegal or invalid provisions, then the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(n)            Successor Provision. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the Adoption Date and including any successor provisions.

(o)            Governing Law. This Plan, and (unless otherwise provided in the Award Agreement) all Awards, shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of California to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

SECTION 5 SHARES SUBJECT TO PLAN AND SHARE LIMITS.

(a)            Basic Limitations. The Common Stock issuable under the Plan shall be authorized but unissued Shares or treasury Shares. Subject to adjustment as provided in Section 7, the maximum aggregate number of Shares that may be issued under the Plan shall not exceed five million five hundred thousand (5,500,000) Shares (the “Share Limit”).

(b)            Share Utilization. If Awards are forfeited, terminated or canceled for any reason, or expire or are surrendered without having been vested, then the Shares underlying such Awards shall not be counted toward the Share Limit. Any Shares in respect of which an Award is settled for cash without the delivery of Shares to the Participant shall not be counted toward the Share Limit. If a Participant pays any withholding tax obligation with respect to an Award by electing to have Shares withheld or surrendering previously owned Shares (or by stock attestation), the surrendered Shares and the Shares withheld to pay taxes shall not be counted toward the Share Limit. Any Shares that are delivered and any Awards that are granted by, or become obligations of, the Company, as a result of the assumption by the Company of, or in substitution for, outstanding awards previously granted by another entity (as provided in Section 6(e)) shall not be counted toward the Share Limit.

(c)            Dividend Equivalents. Any dividend equivalents distributed under the Plan shall not be counted against the Share Limit.

SECTION 6 TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANTS.

(a)            Restricted Stock Unit Grant Agreement. Each Restricted Stock Unit awarded under the Plan shall be evidenced by a Restricted Stock Unit Grant Agreement between the Participant and the Company. Each Restricted Stock Unit shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any performance conditions). The provisions of the Restricted Stock Unit Grant Agreements entered into under the Plan need not be identical. No Shares shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside Shares or funds for the settlement or payment of any such Award. Upon or following the expiration of the vesting period and any other restrictions with respect to any outstanding Restricted Stock Units, as set forth in the applicable Restricted Stock Unit Grant Agreement, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one Share of Common Stock for each outstanding Restricted Stock Unit; provided, however, the Committee may, in its sole discretion, elect to pay in cash, or part in cash and part in Common Stock, in lieu of delivering only Shares of Common Stock for Restricted Stock Units for which the vesting period and any other restrictions with respect to the outstanding Restricted Stock Unit has expired. If a cash payment is made in lieu of delivering Shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the applicable Shares of Common Stock for which a cash payment is being made instead of a delivery of Shares as of the date of the aforementioned expiration or later settlement date, as applicable. Payment upon such expiration of the vesting period and any other restrictions with respect to the Restricted Stock Units shall be made to the Participant at such time as provided in the Restricted Stock Unit Grant Agreement, which the Committee shall intend to be (i) if Code Section 409A of the Code is applicable with respect to Restricted Stock Units granted to the Participant, within the period required by Code Section 409A such that it qualifies as a “short-term deferral” pursuant to Code Section 409A, unless the Committee shall provide for deferral of the Restricted Stock Unit intended to comply with Code Section 409A, or (ii) if Code Section 409A is not applicable with respect to Restricted Stock Units granted to the Participant, at such time as determined by the Committee.

(b)            Number of Shares and Payment. Each Restricted Stock Unit Grant Agreement shall specify the number of Shares to which the Restricted Stock Unit pertains and is subject to adjustment in accordance with Section 7. Restricted Stock Unit Grants may be issued with or without cash consideration under the Plan.

(c)            Vesting Conditions. Each Restricted Stock Unit may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Unit Grant Agreement. A Restricted Stock Unit Grant Agreement may provide for accelerated vesting in the event of the Participant’s death or Disability or other events.

(d)            Voting and Dividend Rights. The holder of a Restricted Stock Unit awarded under the Plan shall not have any voting, dividend or other rights as other holders of Common Stock have with respect to Shares underlying the Restricted Stock Unit that are unvested or which have not been delivered to the Participant.

(e)            Modification or Assumption of Restricted Stock Units. Within the limitations of the Plan, the Committee may modify or assume outstanding Restricted Stock Units or may accept the cancellation of outstanding Restricted Stock Units (including restricted stock units granted by another issuer) in return for the grant of new Restricted Stock Units for the same or a different number of underlying Shares (as may be adjusted in accordance with Section 7). No modification of a Restricted Stock Unit shall, without the consent of the Participant, materially impair his or her rights or materially increase his or her obligations under such Restricted Stock Unit.

(f)            Assignment or Transfer of Restricted Stock Unit Grants. Except as provided in Section 11, or in a Restricted Stock Unit Grant Agreement, or as required by applicable law, a Restricted Stock Unit awarded under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 6(f) shall be void. However, this Section 6(f) shall not preclude a Participant from designating a beneficiary pursuant to Section 4(c) nor shall it preclude a transfer of Restricted Stock Units by will or pursuant to Section 4(c).

(g)            Dividend Equivalents. The Committee may include in any Restricted Stock Unit Grant Agreement a dividend equivalent right entitling the Participant to receive amounts equal to the ordinary dividends that would be paid, during the time such Award is outstanding and unvested, and/or, if payment of the vested Award is deferred, during the period of such deferral following such vesting event, on the Shares underlying such Award if such Shares were then outstanding. In the event such a provision is included in a Restricted Stock Unit Grant Agreement, the Committee shall determine whether such payments shall be (i) paid to the holder of the Award, as specified in the Restricted Stock Unit Grant Agreement, either (A) at the same time as the underlying dividends are paid, regardless of the fact that the Restricted Stock Unit has not theretofore vested, (B) at the time of expiration of the vesting period and any other restrictions with respect to the Restricted Stock Units occurs, conditioned upon the occurrence of the vesting event, (C) once the expiration of the vesting period and any other restrictions with respect to the Restricted Stock Units occurs, at the same time as the underlying dividends are paid, regardless of the fact that payment of the vested Restricted Stock Unit has been deferred, and/or (D) at the time at which the corresponding vested Restricted Stock Units are paid, (ii) made in cash, Shares or other property and (iii) subject to such other vesting and forfeiture provisions and other terms and conditions as the Administrator shall deem appropriate and as shall be set forth in the Award Agreement.

SECTION 7 ADJUSTMENTS.

(a)            Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of an extraordinary dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a stock split, a reverse stock split, a reclassification or other distribution of the Shares without the receipt of consideration by the Company, of or on the Common Stock, a recapitalization, a combination, a spin-off or a similar occurrence, the Committee shall make equitable and proportionate adjustments to:

(i)            the Share Limit specified in Section 5(a);

(ii)           the number and kind of securities or other property available for Awards under Section 5;

(iii)          the number and kind of securities or other property covered by each outstanding Award; and

(iv)          the number and kind of outstanding securities or other property issued under the Plan.

The Committee shall make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or infrequently occurring events (including the events described above in this Section 7(a) or the occurrence of a Change in Control) affecting the Company, a Parent, a Subsidiary or an Affiliate, or the financial statements of the Company, a Parent, Subsidiary or an Affiliate, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award, including providing for (A) adjustment to the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (B) a substitution or assumption of Awards, accelerating the vesting of, or lapse of restrictions on, Awards, or, if deemed appropriate or desirable, providing for a cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award.

(b)            Participant Rights. Except as provided in this Section 7, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 7, a Participant’s Award covers additional or different shares of stock or securities or property, then such additional or different shares of stock or securities or property and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the shares of stock or securities or other property subject to the Award prior to such adjustment.

(c)            Fractional Shares. Any adjustment of Shares pursuant to this Section 7 shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares. To the extent permitted by applicable law, no consideration shall be provided as a result of any fractional shares not being issued or authorized.

SECTION 8 EFFECT OF A CHANGE IN CONTROL.

(a)            Merger or Reorganization. In the event that there is a Change in Control and/or the Company is a party to a merger or acquisition or reorganization or Change in Control Event or similar transaction, outstanding Awards shall be subject to the merger agreement or other applicable transaction agreement. Such agreement may provide, without limitation, that subject to the consummation of the applicable transaction, for the assumption (or substitution) of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting or for their cancellation with or without consideration, or for the mandatory exercise or conversion of Awards into Shares and/or cash, in all cases, notwithstanding any other provision of this Plan, without the consent of the Participant.

(b)            Acceleration of Vesting. In the event that a Change in Control occurs and there is no assumption, substitution or continuation of Awards pursuant to Section 8(a), the Committee in its sole discretion may provide that all Awards shall vest and become exercisable as of immediately before such Change in Control. The Committee may also in its sole discretion include in an Award Agreement a requirement that unless Section 280G Approval has been obtained, no acceleration of vesting shall occur with respect to an Award to the extent that such acceleration would, after taking into account any other payments in the nature of compensation to which the Participant would have a right to receive from the Company and any other person contingent upon the occurrence of such Change in Control, result in a “parachute payment” as defined under Section 280G of the Code.

SECTION 9 LIMITATIONS ON RIGHTS.

(a)            Award Rights; Retention Rights. Nothing in this Plan shall entitle any Employee, Consultant, or Non-Employee Director of the Company or other person to any claim or right to be granted an Award under this Plan. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain in Service as an Employee, Consultant, or Non-Employee Director of the Company, a Parent, a Subsidiary or an Affiliate or to receive any future Awards under the Plan. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Certificate of Incorporation and Bylaws and a written employment agreement (if any).

(b)            Legal Requirements. No Shares shall be issued or transferred in connection with any Award hereunder unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Committee (including, without limitation, any Stockholders Agreement). The Committee shall have the right to condition any Award made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Shares as the Committee shall deem necessary or advisable, and certificates representing such Shares may be legended to reflect any such restrictions. Certificates representing Shares issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities or other property pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities or other property, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

(c)            Dissolution. All unvested Restricted Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company and shall be forfeited to the Company without consideration (except for repayment of any amounts a Participant had paid to the Company to acquire unvested Restricted Stock Units that are so forfeited).

(d)            Clawback Policy. The Company may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies and/or applicable law, listing standard or rule (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with the Clawback Policy. Without limiting the foregoing, subject to the requirements of applicable law, the Committee may provide in any Award Agreement that, if a Participant breaches any restrictive covenant agreement between the Participant and the Company or any of its Parents or Subsidiaries or Affiliates (the “Employer”) (which may be set forth in any Award Agreement) or otherwise engages in activities that constitute Cause either while employed by, or providing service to, the Employer or within a specified period of time thereafter, all Awards held by the Participant shall terminate, and the Company may rescind the vesting of any Award and delivery of Shares upon vesting, as applicable on such terms as the Committee shall determine, including the right to require that in the event of any such rescission, (A) the Participant shall return to the Company the Shares received upon the vesting and payment of any Award or, (B) if the Participant no longer owns the Shares, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of any sale or other disposition of the Shares (or, in the event the Participant transfers the Shares by gift or otherwise without consideration, the Fair Market Value of the Shares on the date of the breach of the restrictive covenant agreement (including a Participant’s Award Agreement containing restrictive covenants) or activity constituting Cause), net of the price originally paid by the Participant for the Shares, if any. Payment by the Participant shall be made in such manner and on such terms and conditions as may be required by the Committee. The Employer shall be entitled to set off against the amount of any such payment any amounts otherwise owed to the Participant by the Employer. By accepting Awards under the Plan, Participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any such Award or amounts paid under the Plan subject to a Clawback Policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any such Award or amount paid from a Participant’s accounts, or pending or future compensation or Awards under the Plan.

(e)            Lock-Up Period. If so requested by the Company or any representative of the underwriters in connection with any underwritten offering of securities of the Company, a Participant (including any successor or assigns) shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares or other securities of the Company held by the Participant (other than those included in the registration) during the 30-day period preceding and the 180-day period following the effective date of a registration statement filed by the Company for such underwriting (the “Market Standoff Period”). The Participant agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or such representative of the underwriters which are consistent with the foregoing or which are necessary to give further effect thereto. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

SECTION 10 RIGHT OF FIRST REFUSAL; REPURCHASE RIGHT.

(a)            Offer. Prior to the consummation of an IPO, if at any time an individual desires to sell, encumber, or otherwise dispose of Shares that were distributed to him or her under this Plan and that are transferable, the individual may do so only pursuant to a bona fide written offer, and the individual shall first offer the Shares to the Company by giving the Company written notice disclosing: (i) the name of the proposed transferee of the Shares, (ii) the certificate number and number of Shares proposed to be transferred or encumbered, (iii) the proposed price, (iv) all other terms of the proposed transfer, and (v) a written copy of the proposed offer. Within 60 days after receipt of such notice, the Company shall have the option to purchase all or part of such Shares at the price and on the terms described in the written notice; provided that the Company may pay such price in installments over a period not to exceed four years, at the sole discretion of the Committee.

(b)            Sale. In the event the Company (or a stockholder, as described below) does not exercise the option to purchase Shares, as provided above, the individual shall have the right to sell, encumber, or otherwise dispose of the Shares described in Section 10(a) at the price and on the terms of the transfer set forth in the written notice to the Company, provided such transfer is effected within 15 days after the expiration of the option period. If the transfer is not effected within such period, the Company must again be given an option to purchase any Shares acquired under the Plan in connection with any proposed sale, encumbrance or disposition of any such Shares by the individual thereafter, as provided above.

(c)            Assignment of Rights. The Committee, in its sole discretion, may waive the Company’s right of first refusal and repurchase right under this Section 10. If the Company’s right of first refusal or repurchase right is so waived, the Committee may, in its sole discretion, assign such right to the remaining stockholders of the Company in the same proportion that each stockholder’s stock ownership bears to the stock ownership of all the stockholders of the Company, as determined by the Committee. To the extent that a stockholder has been given such right and does not purchase his or her allotment, the other stockholders shall have the right to purchase such allotment on the same basis.

(d)            Purchase by the Company. Prior to the consummation of an IPO, if a Participant ceases to provide Service, the Company shall have the right to purchase all or part of any Shares distributed to such Participant under this Plan at its then current Fair Market Value or at such other price as may be established in the applicable Award Agreement; provided, however, that such repurchase shall be made in accordance with applicable law and shall be made in accordance with applicable accounting rules to avoid adverse accounting treatment, and the Company may pay such price in installments over a period not to exceed four years, at the sole discretion of the Committee.

(e)            IPO. On and after the consummation of an IPO, the Company shall have no further right to purchase Shares under this Section 10. The requirements of this Section 10 shall lapse and cease to be effective upon consummation of an IPO.

(f)            Stockholder’s or Other Agreement. Notwithstanding the provisions of this Section 10, if the Committee requires that a Participant execute a stockholder’s or other agreement with respect to any Shares distributed pursuant to this Plan, which contains a right of first refusal or repurchase right, the provisions of this Section 10 shall not apply to such Shares, unless the Committee determines otherwise.

SECTION 11 TAXES.

(a)            General. A Participant shall be required to pay to the Company in cash the amount necessary to satisfy, or make other arrangements satisfactory to the Company for the satisfaction of, any withholding tax obligations that arise in connection with his or her Award, as determined by the Committee in its sole discretion. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant and to take any such other action as may be necessary in the opinion of the Company to satisfy all obligations for payment of taxes in connection with any Award.

(b)            Share Withholding. The Committee in its sole discretion may permit or require a Participant to satisfy all or part of his or her withholding tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired (or by stock attestation). Such Shares shall be valued based on the value of the actual trade or, if there is none, the Fair Market Value as of the date as of which the amount of tax to be withheld is determined. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC. The Committee may also, in its sole discretion, permit or require a Participant to satisfy withholding tax obligations related to an Award through a sale of Shares underlying the Award. The number of Shares that are withheld from an Award pursuant to this section may also be limited by the Committee, to the extent necessary, to avoid liability-classification of the Award (or other adverse accounting treatment) under applicable financial accounting rules including without limitation by requiring that no amount may be withheld which is in excess of the maximum statutory rates in the applicable jurisdiction with respect to the Award, as determined by the Committee in its sole discretion. The Committee, in its sole discretion, may permit other forms of payment of applicable tax withholding to extent permitted under applicable law or rule.

(c)            Liability for Taxes. Participants and holders of Awards are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including, without limitation, any taxes arising under Code Sections 409A) and the Company shall not have any obligation to indemnify or otherwise hold any such person harmless from any or all such taxes. The Committee shall have the sole discretion, without any obligation, to unilaterally modify any Award in a manner that conforms with the requirements of Code Section 409A, all in such a way so as to retain, to the maximum extent feasible, the originally intended economic and tax benefits under the Award.

SECTION 12 DURATION AND AMENDMENTS.

(a)            Term of the Plan. The Plan, as set forth herein, is effective on the Adoption Date. The Plan shall terminate on the day before the tenth anniversary of the Adoption Date and may be terminated on any earlier date pursuant to this Section 12. This Plan will not in any way affect outstanding awards that were issued under any other Company equity compensation plans.

(b)            Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan at any time and for any reason. No Awards shall be granted under the Plan after the Plan’s termination, and Awards granted prior to the termination of the Plan and which remain outstanding following such Plan termination shall continue to remain outstanding and subject to the terms of the Plan. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules or Stockholders Agreement. In addition, no such amendment or termination (or amendment of an executed Award Agreement) shall be made which would materially impair the rights of any Participant, without such Participant’s written consent, under any then-outstanding Award. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Award. Whether or not the Plan has terminated, an outstanding Award may be terminated or amended as provided in this Plan. In the event of any conflict in terms between the Plan and any Award Agreement, the terms of the Plan shall prevail and govern. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. Any amendment to an outstanding Award shall be evidenced in writing. The Plan shall be binding upon and enforceable against the Company and its successors and assigns. In the event of any conflict between the provisions of this Plan and the provisions of any applicable Stockholders Agreement, the provisions of such Stockholders Agreement shall control.

SECTION 13 MISCELLANEOUS.

(a)            Compliance with Law. The Plan and the obligations of the Company to issue or transfer Shares under Awards shall be subject to all applicable laws, listing standards and to approvals by any governmental or regulatory agency or exchange as may be required. To the extent that any legal requirement as set forth in the Plan ceases to be required under applicable law, the Committee may determine that such Plan provision shall cease to apply. The Committee may revoke any Award if it is contrary to applicable law, rule or regulation or modify an Award or the Plan to bring an Award or the Plan into compliance with any applicable law, rule or regulation. The Committee may, in its sole discretion, agree to limit its authority under this Section 13(a).

(b)            Participants Subject to Taxation Outside the United States. With respect to Participants who are subject to taxation in countries other than the United States, the Committee may make Awards on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(c)            Establishment of Subplans. The Committee may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Committee shall establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Committee’s discretion under the Plan as the Committee deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Committee shall deem necessary or desirable. All supplements adopted by the Committee shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

(d)            Headings. Headings contained herein are for the purpose of convenience only and shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement.

SECTION 14 EXECUTION.

To record the adoption of the Plan by the Board, the Company has caused its duly authorized officer to execute this Plan on behalf of the Company.

AtomBeam Technologies Inc.

By:
Name:	Charles Yeomans
Title:	Chief Executive Officer